Exhibit (g)(2)

Execution Version

AMENDMENT TO MASTER CUSTODIAN AGREEMENT

This document dated December 17, 2015 (“Amendment Effective Date”) is an Amendment to the Master Custodian Agreement dated November 26, 2002 (hereinafter referred to as the “Agreement”), between STATE STREET BANK and TRUST COMPANY (the “Custodian”) and each such management investment company identified on Appendix A of the Agreement or made subject to the Agreement in accordance with Section 18.5 thereof (each, a “Fund’).

WHEREAS, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.	The following language is hereby added to the Agreement as a new Section 18.7.2(f) (REPRESENTATIONS AND WARRANTIES OF THE FUNDS):

“and (f) it shall comply in all material respects with all material laws applicable to it pursuant to this Agreement.”

2.	The following language is hereby added to the Agreement as a new Section 18.7.3(f) (REPRESENTATIONS AND WARRANTIES OF THE CUSTODIAN):

“and (f) it shall comply in all material respects with all material laws applicable to it in the performance of the services to the Funds under this Agreement.”

3.	The notice address for the Fund and the Custodian in Section 18.9 (NOTICES) of the Agreement is hereby deleted and replaced with the following:

“To any Fund:	[Name of Fund]
c/o Thrivent Financial for Lutherans
625 Fourth Avenue South
Minneapolis, Minnesota 55415
Attn: Mutual Fund Accounting

Provided, however, that a copy of any notice of material breach to the Fund shall be also sent to the General Counsel’s Office at the same address.

To the Custodian:	State Street Bank and Trust Company
Josiah Quincy Building
200 Newport Avenue
North Quincy, Massachusetts 02171
Attn: John D. Fitch, Senior Vice President
Telephone: 617-662-3293
Facsimile: 617-662-0074”

4.	The following language is hereby added to the Agreement as a new Section 18.14 (CONFIDENTIALITY; USE OF DATA):

“SECTION 18.14.1 CONFIDENTIALITY. All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 18.14.2 below, all

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confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Custodian or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

SECTION 18.14.2 USE OF DATA.

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Custodian (which term for purposes of this Section 18.14.2 includes each of its parent company, branches and affiliates (“Affiliates’)) may collect and store information regarding a Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Custodian or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (c) below, the Custodian and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and the Custodian or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Fund otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Custodian and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Fund. The Fund agrees that Custodian and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Custodian’s compensation for services under this Agreement or such other agreement, and the Custodian and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Fund.

(c) Except as expressly contemplated by this Agreement, nothing in this Section 18.14.2 shall limit the confidentiality and data-protection obligations of the Custodian and its Affiliates under this Agreement and applicable law. The Custodian shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 18.14.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.”

5.	The following language is hereby added to the Agreement as a new Section 18.15 (DATA PRIVACY):

“18.15 DATA PRIVACY. The Custodian will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Funds’ shareholders, employees, directors and officers that the Custodian receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. The term, “personal information”, as used in this Section, means (a) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (i) Social Security number, (ii) driver’s license number, (iii) state identification card number, (iv) debit or credit card number, (v) financial account number or (vi) personal identification number or password that would permit access to a person’s account, or (b) any combination of any of the foregoing that would allow a person to log onto or access an individual’s account. The term does not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.”

6.	The following language is hereby added to the Agreement as a new Section 18.16 (REGULATION GG):

“18.16 REGULATION GG. Each Fund represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, each Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Custodian pursuant to this Agreement or otherwise between or among any party hereto.”

7.	The following language is hereby added to the Agreement as a new Section 18.17 (FOREIGN EXCHANGE):

“18.17 FOREIGN EXCHANGE.

SECTION 18.17.1 GENERALLY. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Custodian shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by the Custodian under this Agreement.

SECTION 18.17.2 FUND ELECTIONS. Each Fund (or its Investment Advisor acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where the Fund or its Investment Advisor gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the Client Publications, the Fund (or its Investment Advisor) instructs the Custodian, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. The Custodian shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Fund, its Investment Advisor or any other person in connection with the execution of any foreign exchange transaction. The Custodian shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Fund (or its Investment Advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction.

SECTION 18.17.3. FUND ACKNOWLEDGEMENT. Each Fund acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its Investment Advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)	shall be acting in a principal capacity and not as broker, agent or fiduciary to the Fund or its Investment Advisor;

(ii)	shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Fund or its Investment Advisor; and

(iii)	shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its Investment Advisor from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Fund or the Investment Advisor or (ii) as established by the sub-custodian from time to time.

SECTION 18.17.4. TRANSACTIONS BY STATE STREET. The Custodian or its affiliates, including SSGM, may trade based upon information that is not available to the Fund (or its Investment Advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its Investment Manager), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Fund or the Investment Advisor.”

8.	Entire Agreement. Except as amended herein, all terms and conditions of the Agreement shall remain in full force and effect. This Amendment is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together collectively as the “Agreement.”

9.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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Execution Version

IN WITNESS WHEREOF, the parties hereto have agreed to the terms as specified in this Amendment and have caused this Amendment to be made part of the Agreement as described above.

STATE STREET BANK and TRUST COMPANY	EACH OF THE ENTITIES SET FORTH ON APPENDIX A OF THE AGREEMENT OR MADE SUBJECT TO THE AGREEMENT IN ACCORDANCE WITH SECTION 18.5 THEREOF

Gunjan Kedia	Gerard V. Vaillancourt
Name	Name

Executive Vice President	Treasurer and Principal Accounting Officer
Title	Title

/s/ Gunjan Kedia	/s/ Gerard V. Vaillancourt
Signature	Signature

12/17/15	December 17, 2015
Date	Date

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